SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

________

Form S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

ATLANTIS DEVELOPMENT CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	95-4082020
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No)
54 Broad Street, Suite 200B, Red Bank, NJ	07701
(Address of Principal Executive Offices)	(Zip Code)

2004 Employee Stock Incentive Program

(Full title of plan)

The Corporation Trust Company

Corporation Trust Center

1209 Orange Street

Wilmington, DE 19801

(Name and address of agent for service)

302-658-7581

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered(1)	Amount to be Registered	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common	4,000,000	$.22	$880,000	$111.50

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2) Estimated for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the "Securities Act") based upon the fair market value of the stock at the time it is granted under the Plan.

  INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

  Item 1. Plan Information

  This Prospectus is part of a Registration Statement that registers a maximum of 4,000,000 shares of common stock, $.001 par value, of Atlantis Business Development Corporation (the "Company") for distribution through the Company's 2004 Employee Stock Incentive Plan ("the Plan"), as set forth below. The duration of the Plan shall be for ten (10) years following the date of adoption unless earlier terminated by the Company's Board of Directions. The Board of Directors may terminate the Plan at any time. No provisions currently exist to extend the plan.

  Title of Plan: Atlantis Business Development Corporation 2004 Employee Stock Incentive Plan.

  Nature and Purpose: To provide employees of the Corporation with an increased incentive to make significant and extraordinary contributions to the long-term performance and growth of the Corporation, to join the interest of employees with the interest of the shareholders of the Corporation, and to facilitate attracting and retaining employees of exceptional ability.

  Modification of the Plan: The Board of Directors shall have the right, with or without approval of the shareholders of the Corporation, to amend or revise the terms of the Plan at any time; provided, however, that no such amendment or revision shall (i) without approval or ratification of the shareholders of the Corporation (A) increase the maximum number of shares in the aggregate which are subject to the Plan (subject, however, to the provisions of Paragraph 5), (B) increase the maximum number of shares for which any Participant may be granted stock under the Plan (except as contemplated by Paragraph 5), (C) change the class of persons eligible to be Participants under the Plan, or (D) materially increase the benefits accruing to Participants under the Plan, or (ii) without the consent of the holder thereof, change, alter or impair any Stock Aware or Incentive Award which shall have been previously granted or awarded under the Plan.

  Plan Administrators: The Board of Directors of the Company shall designate members of the Compensation Committee (the "Committee"). The Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Committee shall determine, from those eligible to be Participants under the Plan, the persons to be granted stock, the amount of stock to be granted to each such person, and the terms and conditions of any stock grant. Subject to the provisions of the Plan, the Committee is authorized to interpret the Plan, to make, amend and rescind rules and regulations relating to the Plan and to make all other determinations necessary or advisable for the Plan's administration. Interpretation and construction of any provision of the Plan by the Committee shall, unless otherwise determined by the Board of Directors of the Corporation, be final and conclusive. A majority of the Committee shall constitute a quorum, and the acts approved by a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee, shall be the acts of the Committee.

  Applicable ERISA Provisions: N/A

  No other person is authorized to give any information or make any representation not contained or incorporated by reference in this Prospectus, in connection with the offer contained in this Prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  This Prospectus does not constitute an offer to sell, or the solicitation of any offer to buy, any security other than the securities covered by this Prospectus, nor does it constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation.

  Securities to be Offered

  The Plan shall offer no more than 4,000,000 shares of the Common Stock of the Company at Fair Market Value. The Plan will only offer securities registered under Section 12 of the Exchange Act.

  Employees Who May Participate in the Plan

  The Company's Compensation Committee (the "Committee") is charged with the duty to determine and designate from time to time, in its discretion, those employees of the Company to receive a Stock Award or Incentive Award, in the judgment of the Committee, are or will become responsible for the direction and financial success of the Corporation. For purposes of the Plan, employees shall include officers and directors who are also employees of the Company or any subsidiary.

  Purchase of Securities Pursuant to the Plan and Payment for Securities Offered

  There is no stated period of time within which employees must elect to participate.

  At the time any Stock Award is granted, the Committee, in its Discretion, shall establish the price per share. With respect to an Incentive Award, such stock price shall not be less than 100% of the fair market value of the stock on the date on which such Award is granted. Fair market value of a share shall be determined by the Committee and, if the Stock of the Corporation is publicly traded, may be determined by taking the mean between the highest and lowest quoted selling prices of the Corporation's Common stock on any exchange or other market on which the shares of Common Stock of the Corporation shall be traded on such date, or if there are no sales on such date, on the next following day on which there are sales.

  The Committee shall determine and fix, in its Discretion, the number of shares of Common Stock with respect to which a Participant may be granted a Stock Award or Incentive Award; provided, however, that no Incentive Award may be granted under the Plan to any one Participant which would result in the aggregate fair market value, determined as of the date the Award is granted, of underlying stock with respect to which stock to be receive in an Incentive Award are exercisable for the first time by such Participant during any calendar year under any plan maintained by the Corporation (or any parent or subsidiary corporation of the Corporation) exceeding $2,000,000. The registrant will not be making any contributions to the plan.

  The plan will make annual reports under the registrant's annual filing, as required by the Exchange Act. Reports will be made available to all plan participants, as referenced above, either through the SEC's website or upon request to the registrant.

  Securities available through the Plan will not be purchased in the open market.

  Tax Effects of Plan Participation

  Participants receiving shares will be subject to income at the time of receipt of those shares, since the Plan does not qualify under Section 422 of the Internal Revenue Code and may result in income to the shareholder. If, upon receipt of shares, there shall be payable by the Company or a subsidiary any amount for income tax withholding, in the Committee's discretion, either the Company shall appropriately reduce the amount of Common Stock or cash to be delivered or paid to the Participant or the Participant shall pay such amount to the Company or Subsidiary to reimburse it for such income tax withholding.

  The Plan is not a qualified plan as that term is defined under Section 401 (a) of the Internal Revenue Code. The Company shall not be entitled to any deduction in relation to the grant of any stock pursuant to the Plan, and the Company shall not be deemed to receive any other amounts except the price paid by the participant to exercise the Incentive Awards granted.

  Investment of Funds

  Participating employees may not direct any portion of the assets under the plan to more than one investment media.

  Withdrawal from the Plan; Assignment of Interest

  A Participant may withdraw from participation in the Plan by terminating his or her employment with the Company or subsidiary.

  A Participant may not transfer stock granted under the Plan except by Will or through the laws of descent and distribution.

  Forfeitures and Penalties

  Unless the Committee provides otherwise, stock granted to a Participant under the Plan may be exercised only while the Participant is an employee or consultant of the Company or any subsidiary. The Committee may, in its sole discretion, permit the grant of stock granted to a Participant who's employment with the Company, or any subsidiary, has terminated, for a period not exceeding three (3) months following the date of termination, but only if the termination is not due to death or permanent disability of the Participation. Such an extension may be for not more than one (1) year following termination if termination is due to the death or permanent disability of the Participant. An extension may be for not beyond the expiration date of the grant with respect to Options.

  Charges and Deductions and Liens Therefore

  No charges and deductions will be made against employees participating in the plan or against funds, securities or other property held under the plan. No person has or may create a lien on any funds, securities, or other property held under the Plan.

  Item 2. Registrant Information and Employee Plan Annual Information

  The document(s) containing the information specified in Part I of Form S-8 will be set or given to participants in the Atlantis Business Development Corporation 2004 Employee Stock Incentive Plan as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act").

  Such document(s) are not being filed with the Commission, but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

  Item 3. Documents Incorporated By Reference

  The following documents are incorporated by reference:

    Registrant's Annual Report on Form 10-KSB, filed May 27, 2003, and amended October 27, 2003

    Registrant's Current Report filed March 8, 2004; and its Current Report filed May 20, 2004;

    The description of the Common Stock which is contained in the registration statements filed under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed pursuant to Sections 13(a), 139c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part thereof from the date of filing of such documents.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable

Item 6. Indemnification of directors and Officers

The Registrant's Certificate of Incorporation generally provides for the maximum indemnification of the corporation's officers and directors as permitted by law in the State of Delaware. Delaware law empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except in the case of an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceedings, had no reasonable cause to, believe his or her conduct was unlawful.

The corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses, including amounts paid in settlement and attorney's fees actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, he or she must be indemnified by the corporation against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense. Any indemnification under this section, unless ordered by a court or advanced pursuant to this section, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: (a) by the stockholders; (b) by the board of directors by majority vote, of a quorum consisting of directors who were not parties to the action, suit or proceeding; (C) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

The certificate of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation. The provisions of this section do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section: (a) does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his or her official capacity or an action in another capacity while holding his or her office, except that indemnification, unless ordered by a court pursuant to this section or for the advancement of any director or officer if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action; and (b) continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit No.	Description
4	2004 Employee Stock Incentive Plan
5	Opinion re: legality
23.1	Consent of Independent Accountants
23.2	Consent of Counsel (included in Exhibit 5)

Item 9. Undertakings

The undersigned Registrant hereby undertakes as follows:

  To file, during any period in which it offers or sells securities, a post effective amendment to this registration statement to include any additional or changed material information on the plan of distribution.

  For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

  To file a post-effective amendment to remove from registration any of the securities which remain unsold at the end of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

THE REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Red Bank, State of New Jersey, on June 7, 2004.

ATLANTIS BUSINESS DEVELOPMENT CORPORATION

/s/ John Figliolini

John Figliolini, President, CEO

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following person in the capacity ad on the date indicated.

/s/ John Figliolini

John Figliolini, President, Director

Date: June 7, 2004

THE PLAN

Pursuant to the requirements of the Securities Act of 1933, the Board of Directors has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Red Bank, State of New Jersey, on June 7, 2004.

Atlantis Business Development Corporation 2004 Employee Stock Incentive Plan

By: /s/ John Figliolini

Name: John Figliolini

Title: Plan Administrator